Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    James M Gasior

President and Chief Executive Officer

330-637-8040 Ext. 1111

jgasior@cortlandbank.com

Cortland Bancorp Again Makes American Banker Magazine’s List of Top 200 Publicly

Traded Community Banks and Thrifts

Local bank ranked #105 in 2020, up from #134 in 2019

CORTLAND, OHIO, May 15, 2020 - Cortland Bancorp. (NASDAQ: CLDB), the bank holding company of The Cortland Savings and Banking Company, today announced that it was again named to American Banker magazine’s Top 200 Publicly Traded Community Banks and Thrifts. In its May 2020 issue, American Banker ranked Cortland Bancorp 105th on the list of top performing publicly traded community banks, a significantly improved performance from Cortland Bancorp’s ranking as #134 on last year’s list. The rankings are based on three-year average return on equity (ROE) as of the end of the previous year.

“We are honored to again be recognized by American Banker,” said James M. Gasior, President and Chief Executive Officer. “The credibility of such third-party validation speaks volumes of Cortland Bancorp’s ongoing efforts to enhance shareholder value. We are proud to be recognized alongside other community banks with reputations for financial strength and community service.”

Cortland Bancorp, headquartered in Cortland, Ohio, is a bank holding company with total assets in excess of $700 million. The bank operates 14 full-service banking centers and an LPO office in Fairlawn, Ohio. Additional information is available at www.cortlandbank.com.